EXHIBIT 10.20

LOAN AND SECURITY AGREEMENT (EXIM FACILITY)

THIS LOAN AND SECURITY AGREEMENT (EXIM FACILITY) (this “Agreement”), dated as of March 16, 2009 (the “Effective Date”), between, on the one hand, SILICON VALLEY BANK, a California corporation (“Bank”), and, on the other hand, ZTI Merger Subsidiary III, Inc., a Delaware corporation formerly known as Zhone Technologies, Inc. (“ZMS-III”, and also a “Borrower”), and Zhone Technologies, Inc., a Delaware corporation formerly known as Tellium, Inc. (“Zhone”, and also a “Borrower”) (individually and collectively, and jointly and severally, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.

The parties agree as follows:

A EXIM PROVISIONS

A.1 Exim Guaranty. Prior to the first Credit Extension hereunder, Borrower shall cause the Export Import Bank of the United States (the “Exim Bank”) to guarantee the Credit Extensions made under this Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement or Fast Track Lender Agreement (collectively, the “Exim Guaranty”), and Borrower shall cause the Exim Guaranty to be in full force and effect throughout the term of this Agreement and so long as any Credit Extensions hereunder are outstanding. If, for any reason, the Exim Guaranty shall cease to be in full force and effect, or if the Exim Bank declares in writing the Exim Guaranty void or revokes in writing any obligations thereunder or denies in writing liability thereunder, or if Borrower takes or permits any action that could reasonably be expected to cause the Exim Guarantee to not be in full force and effect, any such event shall constitute an Event of Default under this Agreement. Nothing in any confidentiality agreement in this Agreement or in any other agreement shall restrict Bank’s right to make disclosures and provide information to the Exim Bank in connection with the Exim Guaranty. Bank shall have the right to take all actions required or authorized in the Exim Guaranty.

A.2 Exim Borrower Agreement; Costs. Borrower shall, promptly upon Bank’s request from time to time (including concurrently herewith), execute and deliver a Borrower Agreement, in the form specified by the Exim Bank, in favor of Bank and the Exim Bank, together with any amendments thereto which are required by the Exim Bank (as so amended, the “Exim Borrower Agreement”). This Agreement is subject to all of the terms and conditions of the Exim Borrower Agreement, all of which are hereby incorporated herein by this reference. Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Exim Borrower Agreement, as though the same were expressly set forth herein. In the event of any conflict between the terms of the Exim Borrower Agreement and the other terms of this Agreement or the Non-Exim Loan Agreement, whichever terms are more restrictive shall apply. Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the Exim Borrower Agreement. Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of Exim Bank. Upon the execution of the Loan Authorization Agreement by Exim Bank and Bank, it shall become an attachment to the Exim Borrower Agreement. Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the Exim Guaranty and the Exim Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit Borrower’s account with Bank for such fees, costs and expenses when paid by Bank.

A.3 Non-Exim Loan Agreement; Cross-Collateralization; Cross-Default. Concurrently herewith, Bank and the Borrower are entering into that certain other Second Amended and Restated Loan and Security Agreement, dated as of the Effective Date (as amended, restated, supplemented, or otherwise modified from time to time, the “Non-Exim Loan Agreement”). Both this Agreement and the Non-Exim Loan Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Non-Exim Loan Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Non-Exim Loan Agreement shall include without limitation the obligation to pay when due all Credit Extensions made pursuant to this Agreement (including all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), the FX Reserve, and amounts used for Cash Management Services, under this Agreement) (collectively, the “Exim Loans”) and all interest thereon and the obligation to pay when due all “Credit Extensions” under (and as such term is defined in) the Non-Exim Loan Agreement (including all outstanding “Letters of Credit” (including drawn but unreimbursed “Letters of Credit”), the “FX Reserve”, and amounts used for “Cash Management Services”, under (and as such terms are defined in) the Non-Exim Loan Agreement) (collectively, the “Non-Exim Loans”) and all interest thereon. Without limiting the generality of the foregoing, all “Collateral” as defined in this Agreement and as defined in the Non-Exim Loan Agreement shall secure all Exim Loans and all Non-Exim Loans, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Non-Exim Loan Agreement, and any Event of Default under the Non-Exim Loan Agreement shall also constitute an Event of Default under this Agreement. In the event Bank assigns its rights under this Agreement and/or under any note evidencing Exim Loans and/or its rights under the Non-Exim Loan Agreement and/or under any note evidencing Non-Exim Loans, to any third party, including without limitation the Exim Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to this Agreement, the Non-Exim Loan Agreement, and/or any note(s) assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without consent of the Borrower.

A.4 Exim Insurance. If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain, uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “Exim Bank Insurance Policy”). The insurance proceeds from the Exim Bank Insurance Policy assigned or paid to Bank will be applied to the balance outstanding under this Agreement. Borrower will immediately notify Bank and Exim Bank in writing upon submission of any claim under the Exim Bank Insurance Policy, and thereafter Bank will not be obligated to make any further Credit Extensions hereunder to Borrower without prior approval from Exim Bank.

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions, and all accrued and unpaid interest thereon, as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and subject to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount; provided, however, that the sum of all outstanding Advances (including (i) amounts used hereunder for Cash Management Services, (ii) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, and (iii) the FX Reduction Amount hereunder) under this Agreement, plus all outstanding Non-Exim Loans under the Non-Exim Loan Agreement, shall not exceed at any time the Maximum Combined Amount.

Amounts borrowed pursuant to this Section may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Advances and other Credit Extensions will be made to each Borrower based on the Eligible Accounts of such Borrower, subject to the Maximum Revolver Amount for all Advances and other Credit Extensions hereunder to all Borrowers combined, and subject to the Maximum Combined Amount for all Non-Exim Loans and Exim Loans to all Borrowers combined.

(b) Allocation of Credit Extensions and Reserves as Between this Agreement and the Non-Exim Loan Agreement. Subject at all times to Section 5.10 of this Agreement and Section 5.10 of the Non-Exim Loan Agreement (with respect to permitted purposes of Exim Loans and Non-Exim Loans), Bank and Borrower

hereby acknowledge and agree that, if and to the extent that there is both sufficient borrowing availability in accordance with the terms and conditions of this Agreement and sufficient borrowing availability in accordance with the terms and conditions of the Non-Exim Loan Agreement, Bank shall have the right (but not the obligation) to require that Advances and other Credit Extensions will be made, and deemed outstanding, first under this Agreement to the extent of borrowing availability under this Agreement, before being made, and deemed outstanding, under the Non-Exim Loan Agreement. Without limiting the generality of the foregoing, Bank shall have the right (but not the obligation) to allocate any Reserves (other than reserves in respect of specific Credit Extensions under this Agreement, specific “Credit Extensions” under the Non-Exim Loan Agreement, or specific Accounts) first against borrowing availability under this Agreement before being allocated against borrowing availability under the Non-Exim Loan Agreement.

(c) Termination of Revolving Line; Repayment. Bank’s obligation under this Agreement to provide Advances and other Credit Extensions in respect of the Revolving Line shall terminate on the Revolving Line Maturity Date. The principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable on the Revolving Line Maturity Date.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account, as requested by Borrower. The aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus any Letter of Credit Reserves, under this Agreement may not exceed $7,000,000, subject to the Combined LC Sublimit set forth in Section 2.1.5(a). Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line and the Combined Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application. Without limiting the generality of the foregoing, any payment by Bank under or in connection with a Letter of Credit shall constitute an Advance hereunder on the date such payment is made.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance pursuant to this Agreement of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding and shall be subject to the Combined LC Sublimit set forth in Section 2.1.5.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $5,000,000 for all such FX Forward Contracts pursuant to this Agreement (the “FX Reserve”) and further subject to the Combined FX/CMS Sublimit set forth in Section 2.1.5. Subject to the Combined FX/CMS Sublimit set forth in Section 2.1.5, the aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. Subject to the Combined FX/CMS Sublimit set forth in Section 2.1.5, the amount otherwise available for Credit Extensions under the Revolving Line hereunder shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank in respect of FX Forward Contracts entered into pursuant to this Section 2.1.3 will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Subject to the Combined FX/CMS Sublimit set forth in Section 2.1.5, Borrower may use up to $5,000,000 (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower, or any amounts that are not paid by Borrower, for any Cash Management Services provided pursuant to this Section 2.1.4 will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Combined LC Sublimit; Combined FX/CMS Sublimit.

(a) Anything herein to the contrary notwithstanding, the sum of (i) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, plus (ii) the aggregate face amount of outstanding “Letters of Credit” (including drawn but unreimbursed “Letters of Credit”) under the Non-Exim Loan Agreement, plus any “Letter of Credit Reserve” under the Non-Exim Loan Agreement, shall not exceed $7,000,000 (the “Combined LC Sublimit”).

(b) Anything herein to the contrary notwithstanding, the sum of (i) the FX Reserve under this Agreement, plus (ii) the “FX Reserve” under the Non-Exim Loan Agreement, plus (iii) the aggregate amount of Obligations in respect of Cash Management Services under this Agreement, plus (iv) the aggregate amount of Obligations in respect of “Cash Management Services” under the Non-Exim Loan Agreement, shall not exceed $5,000,000 (the “Combined FX/CMS Sublimit”).

2.2 Overadvances. If at any time or for any reason any one or more of the following occurs (in any such case, an “Overadvance”):

(a) the total of all outstanding Advances (including (i) amounts used hereunder for Cash Management Services, (ii) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, and (iii) the FX Reduction Amount hereunder) exceeds the lesser of (1) the Maximum Revolver Amount or (2) the Borrowing Base; or

(b) the sum of all outstanding Advances (including (i) amounts used hereunder for Cash Management Services, (ii) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, and (iii) the FX Reduction Amount hereunder) under this Agreement, plus all outstanding Non-Exim Loans (and other monetary “Obligations”) under the Non-Exim Loan Agreement (including (iv) amounts used under the Non-Exim Loan Agreement for “Cash Management Services”, (v) the aggregate face amount of outstanding “Letters of Credit” (including drawn but unreimbursed “Letters of Credit”) under the Non-Exim Loan Agreement, plus any “Letter of Credit Reserve” under the Non-Exim Loan Agreement, and (vi) the “FX Reduction Amount” under the Non-Exim Loan Agreement), exceeds the Maximum Combined Amount; or

(c) the sum of (i) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, plus (ii) the aggregate face amount of outstanding “Letters of Credit” (including drawn but unreimbursed “Letters of Credit”) under the Non-Exim Loan Agreement, plus any “Letter of Credit Reserve” under the Non-Exim Loan Agreement, exceeds the Combined LC Sublimit; or

(d) the sum of (i) the FX Reduction Amount under this Agreement, plus (ii) the “FX Reduction Amount” under the Non-Exim Loan Agreement, plus (iii) the aggregate amount of Obligations in respect of Cash Management Services under this Agreement, plus (iv) the aggregate amount of Obligations in respect of “Cash Management Services” under the Non-Exim Loan Agreement, exceeds the Combined FX/CMS Sublimit;

then, Borrower shall promptly pay to Bank in cash such Overadvance within one Business Day following notice thereof from Bank to Borrower. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the sum of the Loan Margin plus the Prime Rate, provided that the interest rate in effect on any day shall not be less than 6.50% per annum, which interest shall be payable monthly.

As used herein, the term “Loan Margin” means, as of any date of determination, 2.50 percentage points.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points above the rate which is otherwise applicable to the Obligations (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for (i) principal and interest payments, when due, or (ii) any other amounts Borrower owes Bank, when due. These debits shall not constitute a set-off.

(f) [reserved]

(g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. When the payment of an Obligation is due on a day that is not a Business Day, such payment shall be due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until such Obligation is paid. In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank and applied to outstanding Advances. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of such month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4 Fees. Borrower shall pay to Bank:

(a) Combined Commitment Fee. The combined commitment fee (fully earned on the Effective Date) set forth in Section 2.4(a) of the Non-Exim Loan Agreement.

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal, of any such Letter of Credit by Bank.

(c) [intentionally omitted]

(d) Unused Combined Revolving Line Facility Fee. The “Unused Combined Revolving Line Facility Fee” set forth in Section 2.4(d) of the Non-Exim Loan Agreement. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Combined Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder or under the Non-Exim Loan Agreement.

(e) Combined Collateral Monitoring Fee. With respect to any “Qualified CMF Month” (as defined in the Non-Exim Loan Agreement), the monthly combined collateral monitoring fee set forth in Section 2.4(e) of the Non-Exim Loan Agreement.

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower and Guarantor shall have delivered duly executed original signatures to the Loan Documents to which it is a party, including this Agreement, the Non-Exim Loan Agreement, the Exim Borrower Agreement (including the Economic Impact Certification, attached both as Annex B to the Exim Borrower Agreement and as Annex E to the Master Guaranty Agreement comprising the Exim Guaranty), the IP Security Agreement, the Guaranty, the Guarantor Security Agreement, the Intercompany Subordination Agreement, and one or more Control Agreements relative to all Collateral Accounts maintained with any affiliate of Bank;

(b) certified copies, dated as of a recent date, of financing statement searches with respect to each of Borrower and Guarantor, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or will be terminated or released;

(c) Borrower and Guarantor shall have delivered duly executed original signatures to one or more Control Agreements relative to all Collateral Accounts maintained with any institution (other than Bank or any affiliate of Bank), except to the extent expressly not required under Section 6.8(b);

(d) Borrower and Guarantor shall have delivered: (i) its Operating Documents; and (ii) good standing certificates with respect to each Borrower and each Guarantor issued by the applicable Secretary of State (and, if separate, the state tax authority) of the jurisdiction of organization of each such Borrower or Guarantor and the applicable Secretary of State (and, if separate, the state tax authority) of the jurisdictions (other than the applicable jurisdiction of organization of such Borrower or such Guarantor) in which such Borrower’s or such Guarantor’s failure to be duly qualified or licensed would constitute a Material Adverse Change , in each case, as of a date no earlier than thirty (30) days prior to the Effective Date; provided, however, that with respect to Xybridge

Technologies, Inc., a Texas corporation (which is not in good standing with the Texas Comptroller of Public Accounts as of February 20, 2009), Borrower shall deliver to Bank, no later than 60 days following the Effective Date, evidence of Xybridge Technologies, Inc.’s good standing with the Texas Comptroller of Public Accounts as of a date on or after the Effective Date;

(e) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower, and Guarantor shall have delivered executed original complete certified resolutions and incumbency certificate of Guarantor;

(f) With respect to each Borrower and each Guarantor, Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, reflecting Bank’s financing statements filed of record with respect to Bank’s Liens, and accompanied by written evidence (including any UCC termination statements) that the Liens (other than the Bank’s Liens) indicated in any financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) Each Borrower shall have delivered a separate Perfection Certificate executed by such Borrower;

(h) [reserved]

(i) [reserved]

(j) Borrower shall have delivered evidence reasonably satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;

(k) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Transaction Report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s good faith business judgment, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, in order for any Borrower to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3, or 2.1.4), Zhone, as agent for all Borrowers, shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the request for such Advance, which notice shall specify on behalf of which Borrower Zhone is requesting such Advance. Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank in its good faith business judgment believes is a Responsible Officer or designee.

4 CREATION OF SECURITY

4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, continuing security interests in, and pledges to Bank, all right, title, and interest of such Borrower in and to the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens). If Borrower shall acquire one or more commercial tort claims involving amounts in excess of $250,000 (individually or in the aggregate with respect to all such acquired commercial tort claims), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof (unless and except to the extent such information would waive the attorney-client privilege). Such notification to Bank shall constitute an additional grant, hereunder, of a continuing security interest in the commercial tort claims and all proceeds thereof to Bank, and Borrower shall execute and deliver all such documents and take all such actions as Bank may reasonably request in connection therewith.

If both this Agreement and the Exim Loan Agreement are terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions under this Agreement and the Exim Loan Agreement has terminated, Bank shall, at Borrower’s sole cost and expense, promptly release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral prohibited under the Loan Documents, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants, and agrees, as follows:

5.1 Due Organization, etc.; Authorization; Power and Authority; Material Domestic Subsidiaries.

(a) Borrower and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change; provided, however, that with respect to Xybridge Technologies, Inc., a Texas corporation (which is not in good standing with the Texas Comptroller of Public Accounts as of February 20, 2009), Borrower shall deliver to Bank, no later than 60 days following the Effective Date, evidence of Xybridge Technologies, Inc.’s good standing with the Texas Comptroller of Public Accounts as of a date on or after the Effective Date. In connection with this Agreement, Borrower has delivered to Bank, a separate completed certificate (for each of the Borrowers), dated on or about the Effective Date, signed by the applicable Borrower (individually and collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that: (i) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (v) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, in each case, except as expressly identified in the Perfection Certificate; and (vi) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

(b) The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate, in any material respect, any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets (other than immaterial property and immaterial assets) may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to result in a Material Adverse Change.

(c) Concurrently herewith, Borrower has caused the following companies (the “Existing Guarantors”) to each execute and deliver to Bank the Guaranty and the Guarantor Security Agreement:

(1) Paradyne Corporation;

(2) Paradyne Networks, Inc.;

(3) Premisys Communications, Inc.;

(4) Xybridge Technologies, Inc.; and

(5) Zhone Technologies International, Inc.

Borrower represents and warrants that the Existing Guarantors are all of its domestic subsidiaries constituting Material Domestic Subsidiaries (as defined below) as of the Effective Date, except for Zhone Technologies Campus, LLC (“Campus”), which Borrower represents and warrants is a special purpose limited liability company whose sole asset is real property utilized by Borrower and which is not permitted to guaranty the obligations of the Borrower under its agreement with its lender. In the event that, in the future, any other Domestic Subsidiaries of Borrower become Material Domestic Subsidiaries, Borrower shall promptly cause any such additional Domestic Subsidiaries to execute and deliver to Bank a Guaranty and a Security Agreement, together with related documentation and certified resolutions or other evidence of authority with respect to the execution and delivery of such Loan Documents. Throughout the term of this Agreement Borrower shall cause the Guaranties and Security Agreements referred to in this Section to continue in full force and effect. It is acknowledged that the former California corporation domestic subsidiary of Borrower known as VPacket Communications, Inc. was merged with and into ZMS-III on or about 12/18/2006.

As used herein, the term “Material Domestic Subsidiary” means any domestic subsidiary of Borrower, other than a domestic subsidiary of Borrower that has less than $200,000 in tangible assets and less than $1,000,000 in fair market value of total assets.

5.2 Collateral.

(a) Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or as disclosed to Bank pursuant to Section 6.8(b), other than deposit accounts not required to be disclosed pursuant to Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse), except for Permitted Locations. None of the components of the Collateral with an aggregate value in excess of $500,000 shall be maintained at locations other than Permitted Locations or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of $500,000 to any one or more bailees, then Borrower shall, promptly upon Bank’s request therefor, use commercially reasonable efforts to deliver to Bank a bailee agreement (in form and substance satisfactory to Bank in its good faith business judgment) duly executed by such bailee. In the event that Bank requests such a bailee agreement and Borrower uses such efforts but does not succeed in delivering such a bailee agreement, Bank may (in its good faith business judgment) maintain a Reserve with respect to the Collateral located with such bailee.

(c) With respect to any leased premises of Borrower at which Collateral with an aggregate value of more than $500,000 is located, Borrower shall, promptly upon Bank’s request therefor, use commercially reasonable efforts to deliver to Bank a landlord agreement (in form and substance satisfactory to Bank in its good faith business judgment) duly executed by the lessor of such leased premises. Without limiting the generality of the foregoing, Borrower shall use such efforts to obtain from the applicable landlord, no later than 60 days following the Effective Date, landlord agreements (in form and substance satisfactory to Bank) duly executed by such landlords in favor of Bank in respect of the following leased locations of Borrower: (1) 7001 Oakport Street, Oakland, CA 94621; (2) 8545 126th Avenue N. (G Building), Largo, FL 33773; and (3) 8625 126th Avenue N., Suite 100 (H Building), Largo, FL 33773. In the event that Bank requests such a landlord agreement and Borrower uses such efforts but does not succeed in delivering such a landlord agreement, Bank may (in its good faith business judgment) maintain a Reserve with respect to such leased premises.

(d) All Inventory is in all material respects of good and marketable quality, free from material defects, except for Inventory for which adequate reserves are maintained in accordance with GAAP.

(e) Borrower is the sole owner of its intellectual property, except for (i) non-exclusive licenses granted by Borrower as licensor to third-parties, and (ii) such intellectual property as is licensed by Borrower as a licensee. Each patent owned by Borrower that is material to Borrower’s business is valid and enforceable, and, to Borrower’s knowledge, no part of the intellectual property that is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge, no claim has been made that any part of the intellectual property that is material to Borrower’s business violates, in any material respect, the rights of any third party, except to the extent such claim could not reasonably be expected to result in a Material Adverse Change.

(f) Except as noted on the Perfection Certificate (or as disclosed to Bank in written updates of the Perfection Certificate with respect to the following), Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (other than over-the-counter or shrink-wrap software licenses generally available to the public) relating to any material product lines of Borrower or Guarantor (i) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property (to the extent such prohibition is enforceable), or (ii) for which a default under or termination of could interfere in any material respect with Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Upon Bank’s request, Borrower shall use commercially reasonable efforts to promptly obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in the same that is otherwise restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents. If Borrower is unsuccessful in obtaining any such consent or waiver requested by Bank, then Borrower shall notify Bank in writing of same.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct in all material respects as of the date such statement is made or such unpaid balance is disclosed to Bank, and all such invoices, instruments and other documents, and all of Borrower’s Books, are genuine and in all material respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are shown as Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are and will be genuine, and, to the best of Borrower’s knowledge, all such documents, instruments and agreements are and will be legally enforceable in accordance with their terms.

5.4 Litigation. Except as disclosed to the Bank in writing, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $250,000 or more in the aggregate.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements, except that that interim financial statements may be subject to normal year-end audit adjustments (which will not be material in the aggregate) and need not contain footnote disclosures required by GAAP. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed (i) all required federal tax returns and reports, and (ii) all required state, local, and foreign, material tax returns and reports. Subject to Borrower’s right to contest taxes in accordance with the immediately following sentence, Borrower has timely paid all federal taxes, assessments, deposits and contributions owed by Borrower, and all state, local, and foreign, material taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, such proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower and which have not been timely discharged or contested in accordance with the immediately preceding sentence. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely for the purposes specified in the Exim Borrower Agreement, and Borrower will not use the proceeds of the Exim Loans for any purpose prohibited by the Exim Borrower Agreement. Without limiting the generality of the foregoing, any “Credit Accommodations” (as such term is defined in the Exim Borrower Agreement) made by Bank to Borrower for any of the purposes set forth in Section 2.01(a)(i)-(iv) of the Exim Borrower Agreement shall be deemed made under (and shall be subject to the terms and conditions of) the Non-Exim Loan Agreement as a Non-Exim Loan instead of under this Agreement as an Exim Loan.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change; provided, however, that with respect to Xybridge Technologies, Inc., a Texas corporation (which is not in good standing with the Texas Comptroller of Public Accounts as of February 20, 2009), Borrower shall deliver to Bank, no later than 60 days following the Effective Date, evidence of Xybridge Technologies, Inc.’s good standing with the Texas Comptroller of Public Accounts as of a date on or after the Effective Date. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following written reports, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation, and lists of stockholders of record), as Bank shall from time to time specify in its good faith business judgment:

(i)	a Transaction Report, (i) at the time of each Advance, and (ii) so long as any Advance is outstanding, in addition not less frequently than weekly;

(ii)	within fifteen (15) days after the end of each month:

(A)	(1) monthly accounts receivable agings, aged by invoice date; and (2) concurrently with such monthly accounts receivable agings in respect of any month that is also the last month of a fiscal quarter, copies of actual invoices in respect of Eligible Accounts representing not less than 10% of the aggregate accounts receivable agings balance as of the end of such last month of a fiscal quarter;

(B)	monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any;

(C)	monthly reconciliations of accounts receivable agings (aged by invoice date), Transaction Reports, and general ledger;

(D)	[intentionally omitted]

(E)	monthly Deferred Revenue reports;

(iii)	as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv)	within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v)	within thirty (30) days after the end of each fiscal quarter, a written status update with respect to Borrower’s ongoing discussions with the New Jersey tax authority regarding the New Jersey sales & use tax obligation of Zhone (for the period covering 10/01/2001 – 09/30/2003) described in the Perfection Certificate; provided, however, that in addition, Borrower shall also deliver such a status update (irrespective of whether such quarterly report is then due) of, and promptly upon, the occurrence of a material adverse development (if any) in such discussions with the New Jersey tax authority regarding such tax obligation;

(vi)	as soon as available, and in any event within thirty (30) days prior to the end of each fiscal year of Borrower, (A) annual financial projections and operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year (on a monthly basis) of Borrower, as approved by Borrower’s board of directors; and

(vii)	as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to Bank.

(b) At all times that Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) Prompt written notice of (i) any material change in the composition of the intellectual property, (ii) the registration (or filed application for registration) of any copyright (including any subsequent ownership right of Borrower in or to any copyright), any patent (including any subsequent ownership right of Borrower in or to any patent) constituting Material Intellectual Property, or any trademark (including any subsequent ownership right of Borrower in or to any trademark) constituting Material Intellectual Property, in each case, that is not previously disclosed in writing to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the intellectual property.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. Without limiting the generality of the foregoing, Borrower shall deliver to Bank the copies of the invoices required under Section 6.2(a)(ii)(A)(2) above. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts, in excess of $250,000 individually or in the aggregate at any one time, on the Transaction Reports. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, no Overadvance exists.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, which payments and proceeds shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Bank may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) in the event that the amount of such credit memorandum, individually or in the aggregate, exceeds $250,000, provide a copy of each such credit memorandum to Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, which, shall be dealt with as provided in Section 6.3(c); provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out, surplus, or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $250,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required federal tax returns and reports (and all required state, local, and foreign, material tax returns and reports), and timely pay, and require each of its Subsidiaries to timely file, all federal taxes, assessments, deposits and contributions (and all state, local, and foreign, material taxes, assessments, deposits and contributions) owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on at least one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books; provided, however, that, so long as no Event of Default has occurred and is continuing, any audits shall be conducted no more often than once every 6 months (it being understood that audits taking place at one or more locations of Borrower during substantially the same overall examination period shall constitute but a single audit for purposes of the foregoing proviso). The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall (subject only to the applicable senior claims of those holders of Permitted Liens that are expressly entitled to lien priority over the security interests of Bank in the applicable insured Collateral by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens), at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $250,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be deemed Collateral in which Bank has been granted a first priority security interest (subject in lien priority only to those Permitted Liens described in clause (c) of the definition of “Permitted Liens”, if any, that are applicable to such replaced or repaired property), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain all of its and its Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s Affiliates, which accounts shall represent at least 85% of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions.

(b) Provide Bank five (5) days prior written notice before Borrower or any of its Subsidiaries establishes or has any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, if such Collateral Account is not expressly identified on the Perfection Certificate and if Borrower holds a balance of more than $20,000 in such Collateral Account (except that the total of amounts in all Collateral Accounts with a balance of $20,000 or less and as to which written notice of the same is not given to Bank shall not exceed $250,000 in the aggregate). In addition, for each Collateral Account that Borrower or any Guarantor at any time maintains, Borrower shall, upon Bank’s request, cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or Guarantor’s employees and identified to Bank by Borrower or Guarantor as such, and (ii) deposit accounts located outside the United States used to facilitate payment of local operating expenses provided that the amount on deposit in any such account described in this clause (ii) shall not exceed, at any time, the amount necessary to fund operating expenses for such jurisdiction for the then current fiscal quarter. Without limiting the generality of the foregoing, Borrower and Bank hereby agree that: (1) no later than 60 days following the Effective Date, Borrower and Guarantor shall cause Wachovia Bank to execute and deliver such a Control Agreement in favor of Bank with respect to the Collateral Accounts of Borrower and Guarantor maintained with Wachovia Bank; and (2) no Control Agreement by Wells Fargo in favor of Bank shall be required under this Section 6.8(b) so long as the total amount of funds of all Borrowers and all Guarantors on deposit in any and all Collateral Accounts of Borrower and Guarantor maintained with Wells Fargo does not exceed $250,000 in the aggregate.

6.9 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Liquidity Ratio. As of the end of each month, commencing March 31, 2009, and continuing as of the end of each month thereafter, Borrower shall maintain a Liquidity Ratio of at least 2.00 to 1.00.

As used herein, the term “Liquidity Ratio” means, as of any date of determination, the ratio of:

(A) the total of Borrower’s unrestricted cash, as shown on Borrower’s consolidated balance sheet, plus the sum of the net amount of Eligible Accounts under this Agreement and the net amount of “Eligible Accounts” under the Exim Loan Agreement;

to

(B) the aggregate amount of all outstanding Obligations (including the following (without duplication): all outstanding Advances (including (i) amounts used hereunder for Cash Management Services, (ii) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, and (iii) the FX Reduction Amount hereunder) and all other monetary Obligations under this Agreement, plus all outstanding Exim Loans (and other monetary “Obligations”) under the Exim Loan Agreement (including (iv) amounts used under the Exim Loan Agreement for “Cash Management Services”, (v) the aggregate face amount of outstanding “Letters of Credit” (including drawn but unreimbursed “Letters of Credit”) under the Exim Loan Agreement, plus any “Letter of Credit Reserve” under the Exim Loan Agreement, and (vi) the “FX Reduction Amount” under the Exim Loan Agreement)).

(b) Required EBITDA for any 2 Consecutive Fiscal Quarters. For each EBITDA Test Period (as defined below), Borrower shall achieve EBITDA of not less than the required amount set forth below [note: amounts shown below within pointed brackets ( < $ > ) are negative amounts]:

EBITDA Test Period ending on:	Minimum EBITDA Amount
March 31, 2009	<$9,000,000.00>
June 30, 2009	<$6,400,000.00>
September 30, 2009	<$1,400,000.00>
December 31, 2009	$1,400,000.00
March 31, 2010	$2,000,000.00

As used herein, the term “EBITDA Test Period” means the 2 consecutive fiscal quarter period then or most recently ended.

6.10 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of any and all of its intellectual property that (individually or in the aggregate) is material to Borrower’s business (individually and collectively, “Material Intellectual Property”); (b) promptly advise Bank in writing of known material infringements of its Material Intellectual Property; and (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent. Borrower hereby represents and warrants that, as of the Effective Date, Borrower does not own any maskworks, computer software, or other copyrights of Borrower that are registered (or the subject of an application for registration) with the United States Copyright Office (collectively, the “Registered Copyrights”). Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower: (x) provides Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) executes and delivers a security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) records such security agreement with the United States Copyright Office contemporaneously with or promptly (but in no event more than 10 days) after filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the application(s) actually filed with the United States Copyright Office together with evidence of the recording of the security agreement necessary for Bank to maintain the perfection and priority of its security interest in the copyrights or mask works intended to be registered with the United States Copyright Office. Borrower hereby represents and warrants that, as of the Effective Date, the IP Security Agreement identifies all patents (constituting Material Intellectual Property) and trademarks (constituting Material Intellectual Property) of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. From and after the Effective Date, Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent (constituting Material Intellectual Property) or to register a trademark (constituting Material Intellectual Property) or service mark (constituting Material Intellectual Property) within 30 days after any such filing, and, upon the request of Bank, Borrower shall promptly execute and deliver a security agreement or such other documents as Bank may reasonably request with respect to such additional patents (constituting Material Intellectual Property) and/or trademarks (constituting Material Intellectual Property) of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. The foregoing notwithstanding, Bank shall not acquire any interest in any intent to use a federal trademark application for a trademark, servicemark, or other mark filed on Borrower’s behalf prior to the filing under applicable law of a verified statement of use (or equivalent) for such mark that is the subject of such application.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Intercompany Debt. All present and future indebtedness of Borrower and any Guarantor owed or owing to any one or more of Borrower, any Guarantor, or any other Affiliate of Borrower or any other Affiliate of any Guarantor shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form (the “Intercompany Subordination Agreement”).

6.13 [intentionally omitted]

6.14 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (A) the sale of Inventory in the ordinary course of Borrower’s business, (B) the sale or other disposition of obsolete or unneeded Equipment in the ordinary course of business; (C) non-exclusive licenses and similar non-exclusive arrangements for the use of the property of Borrower; (D) Transfers consisting of the granting of Permitted Liens or the making of Permitted Investments or the liquidation of Permitted Investments; (E) Transfers consisting of the payment of operating expenses in the ordinary course of business; and (F) Transfers of Inventory and Equipment to Borrower’s contract manufacturers in the ordinary course of Borrower’s business.

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto;

(b) liquidate or dissolve; or

(c) cause, permit or suffer any Change in Control; or

(d) without at least ten (10) days prior written notice to Bank, add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $100,000 or are Permitted Locations); or

(e) without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization; (2) change its organizational structure or type; (3) change its legal name set forth in its articles/certificate of incorporation/formation; or (4) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.

(a) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person without Bank’s prior written consent (which shall be a matter of its good faith business judgment); or

(b) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person;

in each case (of (a) or (b) above), provided however that (i) prior or concurrent written notice by Borrower to Bank (rather than such written consent of Bank) is required with respect to any such transaction as to which Borrower (or, as to any such transaction to which Borrower is not a party, such Subsidiary) is the surviving or successor person and no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) a Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower.

In connection with any such acquisition, Borrower may create a subsidiary that has nominal assets (and would not constitute a Material Domestic Subsidiary prior to giving effect to the acquisition) solely for the purpose of and in preparation for such acquisition prior to obtaining Bank’s consent.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary of Borrower to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interests of Bank therein (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s owned (as opposed to licensed) Material Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8.(b) hereof.

7.7 Investments; Distributions; Special Investment re Campus Real Estate Loan. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Zhone may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in equity securities; (iii) Zhone may repurchase the stock of former employees, directors, or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $250,000 per fiscal year; and (iv) payments of dividends or distributions made by (x) any Borrower to any other Borrower, or (y) any Subsidiary of Borrower to Borrower, or (z) any Subsidiary of Borrower to any other Subsidiary of Borrower, are expressly permitted. With respect to the real estate loan of Campus secured by the real property used by Borrower, Borrower may make Investments in Campus solely for the purpose of funding, when due, regularly scheduled principal and interest payments in respect of such real estate loan, provided that (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving pro forma effect to such Investment, Borrower would be in compliance with the financial covenant(s) in Section 6.9.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are upon fair and reasonable terms and no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliated Person, other than bona fide sales of Borrower’s equity securities.

7.9 Subordinated Debt. Without Bank’s prior written consent, (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, or 6.9, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any Material Domestic Subsidiary on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower commences an Insolvency Proceeding in respect of Borrower as debtor or debtor-in-possession; or (c) an Insolvency Proceeding is commenced against Borrower as debtor or debtor-in-possession and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Material Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that could result in a Material Adverse Change with respect to Borrower or any Material Guarantor; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower or any Material Guarantor;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of $250,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Material Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Material Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any one or more or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) demand payment of, and collect any Accounts and General Intangibles comprising Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms, and in any order that Bank considers advisable, notify any Account Debtor or other Person owing Borrower money of Bank’s security interest in such funds, verify the amount of the same and collect the same;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property, including Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with Bank’s obligations (as a secured party), if any, under the Code, and reasonable banking practices, regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10. All notices to Borrower shall be sent, as provided herein, in care of Zhone with respect to any and all Borrowers.

If to Borrower:	c/o ZHONE TECHNOLOGIES, INC. 7001 Oakport Street Oakland, CA 94621
Attn: Chief Financial Officer Fax: 510.777.7593 Email: kmisaka@zhone.com

If to Bank:	SILICON VALLEY BANK
185 Berry Street, Suite 3000
San Francisco, CA 94107 Attn: CFD Relationship Manager Fax: 415.856.0810
Email: rfreeman@svb.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Maturity Date; Early Termination of this Agreement.

(a) On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.

(b) This Agreement (together with, but not separately from, the Non-Exim Loan Agreement) may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank, or by Bank upon the occurrence and during the continuation of an Event of Default. Notwithstanding any termination of this Agreement, Bank’s liens and security interests in the Collateral shall continue until Borrower pays in full in cash, and otherwise performs in full, its Obligations (other than inchoate indemnity obligations).

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall survive any termination of this Agreement or any other Loan Document.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to all claims and causes of action with respect to which indemnity is given to Bank shall have run.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Subject to the foregoing, Bank may use confidential information for any bona fide Bank purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of this Section 12.10 shall survive the termination of this Agreement.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under Section 2.1.1(a) hereof.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is the result of (a) the lesser of (i) the Maximum Revolver Amount or (ii) the amount available under the Borrowing Base, minus (b) the sum of the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances and (without duplication) any Reserves.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, and all other costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is, as of any date of determination, 90% (the “Eligible Accounts Advance Rate” and also an “Advance Rate”) of the net amount of Borrower’s Eligible Accounts (as determined by Bank from Borrower’s most recent Transaction Report). The foregoing notwithstanding, Bank may decrease any one or more Advance Rates in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) sets forth the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the names of the Persons authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signatures of such Persons, and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Campus” is defined in Section 5.1(c).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Zhone, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Zhone, representing thirty-five percent (35%) or more of the combined voting power of Zhone’s then outstanding securities; or (b) Zhone shall cease to own and control 100% of the issued and outstanding capital stock of each other Borrower.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Combined FX/CMS Sublimit” has the meaning set forth in Section 2.1.5.

“Combined LC Sublimit” has the meaning set forth in Section 2.1.5.

“Combined Revolving Line” is one or more Advances and Non-Exim Loans in an aggregate amount of up to the Maximum Combined Amount outstanding at any time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, for any period, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, (i) depreciation expense, (ii) amortization expense, and (iii) the sum of non-cash stock compensation and foreign exchange gains and losses, plus (d) income tax expense, plus (e) other adjustments, if any, expressly agreed to by Bank (which shall be a matter of Bank’s good faith business judgment) in writing from time to time.

“Effective Date” has the meaning ascribed to such term in the preamble of this Agreement.

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that are subject to Bank’s first-priority perfected security interests therein and meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, with notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall exclude:

(a)(1) Accounts that the Account Debtor has not paid within sixty (60) days of due date regardless of invoice payment period terms; and (2) Accounts with selling terms of more than 180 days from date of invoice;

(b) all Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts are excluded under clause (a) above;

(c) Accounts owing from an Account Debtor which has its principal place of business in the United States;

(d) Accounts not invoiced and collected by Borrower from the United States;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date;

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(q) Accounts for which the Account Debtor has not been invoiced;

(r) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(s) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(t) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(u) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(v) Accounts for which Bank in its good faith business judgment determines collection to be doubtful;

(w) Accounts which are not “Eligible Export-Related Accounts Receivable” (as defined in the Exim Borrower Agreement) or do not meet all applicable standards for lending as set forth in the Exim Borrower Agreement;

(x) Accounts owing from an Account Debtor affiliated with any military organization or that arise from the sale or licensing of goods or provision of services related to the defense industry;

(y) Accounts owing from an Account Debtor located in countries where the Exim Bank is legally prohibited from doing business or in which Exim Bank coverage is not available (as designated by the Exim Bank’s most recent “Country Limitation Schedule” (as such term is defined in the Exim Borrower Agreement)); and

(z) other Accounts that Bank, or the Exim Bank, deems ineligible in the exercise of its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exim Bank” is defined in Section A.

“Exim Bank Insurance Policy” is defined in Section A.

“Exim Borrower Agreement” is defined in Section A.

“Exim Guaranty” is defined in Section A.

“Exim Loan” is defined in Section A.

“Existing Guarantors” is defined in Section 5.1(c).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of any of the Obligations, including without limitation the Existing Guarantors identified in Section 5.1(c).

“Guarantor Security Agreement” is, with respect to each Guarantor, a security agreement (in form and substance satisfactory to Bank in its good faith business judgment) by such Guarantor in favor of Bank.

“Guaranty” is, with respect to each Guarantor, a continuing guaranty (in form and substance satisfactory to Bank in its good faith business judgment) by such Guarantor in favor of Bank, relative to Borrower.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intercompany Subordination Agreement” is defined in Section 6.12.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower and Guarantor to Bank dated as of the Effective Date (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Non-Exim Loan Agreement, the Exim Borrower Agreement, the Exim Guaranty, the Perfection Certificate, the IP Security Agreement, the Guaranty, the Guarantor Security Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Bank in connection with this Agreement (or the Non-Exim Loan Agreement), all as amended, restated, or otherwise modified.

“Loan Margin” is defined in Section 2.3(a)(i).

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any Guarantor taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Material Guarantor” is a Guarantor, that as of any date of determination has greater than $200,000 in tangible assets and greater than $500,000 in fair market value of total assets.

“Maximum Combined Amount” is $20,000,000.

“Maximum Revolver Amount” is $10,000,000.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-Exim Loan” is defined in Section A.

“Non-Exim Loan Agreement” is defined in Section A.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest, and other amounts, accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents. It is expressly acknowledged and agreed that each and all of the Borrowers are, and at all times shall be, jointly and severally liable for all Obligations, regardless of which Borrower or Borrowers requested, received, used, or directly enjoyed the benefit of, the Obligations.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Advances or, if the balance of the Advances have been reduced to zero, for credit to the Designated Deposit Account.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness, in an aggregate principal amount not to exceed $100,000, secured by Permitted Liens described in clause (c) of the definition of “Permitted Liens”;

(g) unsecured Indebtedness under any performance, surety, statutory, or appeal bonds or similar obligations incurred in the ordinary course of business;

(h) other Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)(i) Cash Equivalents; and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment) has been approved by Bank in Bank’s good faith business judgment;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit and securities accounts, in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments by Borrower in Subsidiaries from time to time in amounts sufficient to fund operating expenses of such Subsidiaries in the ordinary course of business;

(j) Investments consisting of joint ventures entered into by Borrower or any Subsidiary in the ordinary course of Borrower’s or such Subsidiary’s (as the case may be) business consisting of the non-exclusive licensing of technology from Borrower or such Subsidiary, the development of technology or the providing of technical support, provided that any cash investments by Borrower and all such Subsidiaries do not exceed $250,000 in the aggregate in any fiscal year;

(k) Strategic investments in customers, vendors, suppliers and other Persons in the same industries as Borrower and its Subsidiaries, including the exercise of warrants to purchase capital stock of such Persons in an aggregate amount not to exceed $500,000 per year;

(l) the special real estate loan payment Investments by Borrower to Campus described in the last sentence of Section 7.7; and

(m) other Investments not otherwise permitted by Section 7.7 not exceeding $100,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)(i) Liens existing on the Effective Date and shown on the Perfection Certificate; and (ii) Liens arising under this Agreement and the other Loan Documents;

(b) inchoate Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including the interests of lessors under capitalized leases): (i) on Equipment (and related software) acquired or held by Borrower incurred for financing the acquisition of the Equipment (and related software) securing no more than $100,000 in the aggregate amount outstanding; or (ii) existing on Equipment (and related software) when acquired; in each case, only if such Lien is confined to such Equipment (and related software) and related improvements, related accessions, related replacements, and the proceeds thereof;

(d) inchoate Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are (i) not delinquent or (ii) remain payable without penalty or (iii) are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) inchoate Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions (not securing indebtedness for borrowed money owing to such financial institutions) arising in connection with Borrower’s deposit and/or securities accounts permitted hereunder held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) inchoate statutory Liens of landlords that are not delinquent and as to which Borrower is in compliance with the applicable requirements of Section 5.2(c) with respect to such landlord;

(m) Liens in a total amount not to exceed $250,000 on earnest money deposits required under a letter of intent or purchase agreement which are in connection with transactions permitted by this Agreement and are consented to in writing by Bank in its good faith business judgment, provided such funds are at all times kept in a segregated escrow account;

(n) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, provided such Liens are confined to such premiums and further, provided, the aggregate amount of such liens does not at any time exceed $250,000;

(o) Liens on escrowed cash in an aggregate amount not exceeding $250,000, representing a portion of the proceeds of sales or transactions permitted by this Agreement, established to satisfy contingent post closing obligations that Borrower owes (including earn-outs, indemnities and working capital adjustments) so long as such Liens are disclosed in writing to Bank at or prior to the date they arise; and

(p) governmental Liens in connection with progress payments made on government contracts which are limited to the Inventory being sold pursuant to such government contract.

“Permitted Location” are: (i) Collateral locations identified in the Perfection Certificate; (ii) locations where Collateral may be temporarily located for sales, testing or demonstration purposes, (iii) locations where movable goods, such as mobile phones, laptops and similar Equipment may be located with employees and consultants, (iv) locations where Collateral may be located with contract manufacturers in the ordinary course of business, (v) locations of deposit and securities accounts otherwise permitted hereunder, and (vi) other locations where Collateral with an aggregate book value of less than $500,000 may be stored or located in the ordinary course of business.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or is reasonably likely, with notice or passage of time or both, to constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Revolver Amount outstanding at any time.

“Revolving Line Maturity Date” is 364 days following the Effective Date.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of the Obligations owing to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank in its good faith business judgment.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person. Anything in the preceding sentence to the contrary notwithstanding, “Campus” shall not constitute a “Subsidiary” of Borrower (for purposes of the Loan Documents other than factual representations and warranties of Borrower in identifying its Subsidiaries) if and so long as Campus is a special purpose limited liability company whose sole asset is real property utilized by Borrower and is not permitted to guaranty the obligations of the Borrower under its agreement with its lender.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

“Unused Combined Revolving Line Facility Fee” is defined in Section 2.4(d).

[Remainder of page immediately left blank; signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date: March 16, 2009

BORROWER:

ZTI MERGER SUBSIDIARY III, INC., a Delaware corporation

By	/s/ KIRK MISAKA
Name:	Kirk Misaka
Title:	Chief Financial Officer

ZHONE TECHNOLOGIES, INC., a Delaware corporation

By	/s/ KIRK MISAKA
Name:	Kirk Misaka
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By	/s/ RICK FREEMAN
Name:	Rick Freeman
Title:	Relationship Manager

Signature Page

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (A) any Voting Stock (as defined below) of any Foreign Subsidiary of Borrower in excess of 65% of the issued and outstanding shares (whether currently existing or hereafter arising or acquired) of Borrower’s capital stock of such Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter (“Voting Stock”); and (B) any license or rights under any contract or rights as lessee of any equipment or software, to the extent that (i) the grant of a security interest therein would be contrary to applicable law, or (ii) such license or contract or lease prohibits the grant of a security interest therein (but only to the extent such prohibition is enforceable under applicable law).

[END OF EXHIBIT A]

Exhibit A

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	___________________________

The undersigned authorized officer of each of ZTI Merger Subsidiary III, Inc., a Delaware corporation formerly known as Zhone Technologies, Inc., and Zhone Technologies, Inc., a Delaware corporation formerly known as Tellium, Inc. (individually and collectively, and jointly and severally, “Borrower”) certifies that under the respective terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Non-Exim Loan Agreement”) and the Loan and Security Agreement (Exim Facility) between Borrower and Bank (the “Exim Loan Agreement”) (individually and collectively, the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default that have occurred and are continuing, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required federal tax returns and reports, and all required state, local, and foreign, material tax returns and reports, and Borrower has timely paid all federal taxes, assessments, deposits and contributions owed by Borrower, and all state, local, and foreign, material taxes, assessments, deposits and contributions owed by Borrower, in each case except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except: (i) with respect to audited annual financial statements, as explained in an accompanying letter or footnotes; and (ii) interim financial statements may be subject to normal year-end audit adjustments (which will not be material in the aggregate) and need not contain footnote disclosures required by GAAP. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of Section 3 of the Agreement or a Default or Event of Default has occurred and is continuing, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings, Deferred revenue reports, and Sales reports	Monthly within 15 days	Yes No

Concurrently with monthly A/R agings in respect of any month that is also the last month of a fiscal quarter, copies of actual invoices in respect of Eligible Accounts representing not less than 10% of the aggregate A/R agings balance as of the end of such last month of a fiscal quarter	Quarterly within 15 days	Yes No

Transaction Reports	(i) at the time of each Advance, and (ii) so long as any Advance is outstanding, in addition not less frequently than weekly	Yes No

Exhibit B

The following: (i) copyright (including any subsequent ownership right of Borrower in or to any copyright); or (ii) patent (including any subsequent ownership right of Borrower in or to any patent) constituting Material Intellectual Property; or (iii) trademark (including any subsequent ownership right of Borrower in or to any trademark) constituting Material Intellectual Property; was registered after the Effective Date (if no registrations, state “None”)
_________________________________________________________________

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:

Minimum Liquidity Ratio	At least 2.00 : 1.00	_____ : 1.00	Yes No

Minimum EBITDA for any Test Period of 2 Consecutive Fiscal Quarters (commencing with the Test Period ending on March 31, 2009)	See Section 6.9(b) of the Non-Exim Loan Agreement	EBITDA for Test Period most recently ended (“Last Quarter”): $_________	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ZTI MERGER SUBSIDIARY III, INC., a Delaware	BANK USE ONLY
corporation

Received by: _____________________
By	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified: ________________________
ZHONE TECHNOLOGIES, INC., a Delaware	AUTHORIZED SIGNER
corporation	Date:

By	Compliance Status: Yes No
Name:
Title:

Exhibit B

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated: ____________________

Liquidity Ratio [Section 6.9(a) of Non-Exim Loan Agreement]

Actual:

A.	Aggregate amount of Borrower’s unrestricted cash, as shown on Borrower’s consolidated balance sheet	$_____

B.	Aggregate net amount of Borrower’s Eligible Accounts under the Non-Exim Loan Agreement	$_____

C.	Aggregate net amount of Borrower’s “Eligible Accounts” under the Exim Loan Agreement	$_____

D.	Sum of line A plus line B plus line C	$_____

E.	Aggregate amount of all outstanding Obligations	$_____

F.	Liquidity Ratio (line D divided by line E)	____:1.00

Is line F equal to or greater than 2.00 : 1.00 ?

No, not in compliance	Yes, in compliance

[continued on next page]

Exhibit B

Minimum EBITDA for any Test Period of 2 Consecutive Fiscal Quarters [Section 6.9(b) of Non-Exim Loan Agreement] (commencing with the Test Period ending on March 31, 2009)

Actual EBITDA for the fiscal quarter most recently ended (“Last Fiscal Quarter”), i.e., on ___________, 200__:

A.	Net Income of Borrower	$_____

B.	To the extent included in the determination of Net Income

	1. The provision for income taxes	$_____

	2. Depreciation expense	$_____

	3. Amortization expense	$_____

	4. Interest Expense	$_____

	5. non-cash stock compensation	$_____

	6. foreign exchange gains and losses	$_____

	7. other adjustments, if any, expressly agreed to by Bank [specify below]:	$_____

_______________________________________

	8. The sum of lines 1 through 7	$_____

C.	EBITDA (line A plus line B.8)	$_____

[continued on next page]

Exhibit B

Actual EBITDA for the fiscal quarter immediately preceding Last Fiscal Quarter, i.e., ending on ___________, 200__:

D.	Net Income of Borrower	$_____

E.	To the extent included in the determination of Net Income

	1. The provision for income taxes	$_____

	2. Depreciation expense	$_____

	3. Amortization expense	$_____

	4. Interest Expense	$_____

	5. non-cash stock compensation	$_____

	6. foreign exchange gains and losses	$_____

	7. other adjustments, if any, expressly agreed to by Bank [specify below]:	$_____

_______________________________________

	8. The sum of lines 1 through 7	$_____

F.	EBITDA (line D plus line E.8)	$_____

Is the sum of Line C plus Line F greater than or equal to the minimum amount of EBITDA for such Test Period as set forth in Section 6.9(b) of the Non-Exim Loan Agreement? If yes, check “Yes, in compliance” below. If no, then check “No, not in compliance” below.

No, not in compliance	Yes, in compliance

Exhibit B

Exhibit C

Transaction Report

[EXCEL spreadsheet to be provided separately]

Exhibit C